Exhibit 99.7

August 23, 2023

CH AUTO INC.

6F, Building C

Shunke Building
Shunyi District, Beijing

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-4 (the “Registration Statement”) of CH AUTO INC. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become the financial controller of the Company. I further agree that immediately after the closing of the business combination as defined in the Registration Statement, I will serve as the financial controller of the Company.

Sincerely yours,

/s/ Honggang Xu
Name: Honggang Xu

[Signature page to Consent of the Financial Controller Appointee to F-4]